Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization, pursuant to Article 12 of CVM Instruction No. 358/02, announces that it has received, on this date, correspondence from York Global Finance Fund LP Through its Brazilian attorney and representative, with the following information:

“To

Oi S.A. – Em Recuperação Judicial

CNPJ: 76.535.764/0001-43

R DO LAVRADIO, 71, 2º andar, centro, CEP 20.230-070, Rio de Janeiro, RJ

(21) 3131-3589 / (21) 3131-3100

invest@oi.net.br

Telemar Norte Leste S.A. – em Recuperação Judicial

CNPJ: 33.000.118/0001-79

Oi Móvel S.A. – em Recuperação Judicial

CNPJ: 05.423.963/0001-11

Carlos Augusto Machado Pereira de Almeida Brandão

Rua Humberto de Campos, 425 - 8º andar. Leblon - Rio de Janeiro, RJ, Brasil - 22430-190

From

York Global Finance Fund LP

A/C York Capital Management Europe (UK) Advisors, LLP

23 Savile Row, London W1S 2ET, United Kingdom

Dear Sirs,

For the purposes of the article 12 of Instruction of the Brazilian Securities Exchange Commission 358/02, York Global Finance Fund LP, a limited partnership, created under the laws of Cayman Islands, with registered office at 23 Savile Row London W1S 2ET, United Kingdom, a non-Brazilian resident investor who does not have a tax filing number with the Brazilian National File of Legal Entities (CNPJ), whose legal representative in Brazil for the purposes of article 119 of Law 6,404/76 is Marcelo Lamego Carpenter, registered at Rio de Janeiro Section of Brazilian Bar Association (OAB/RJ 92.518), from the law office Sérgio Bermudes Advogados, with offices at Praça XV de Novembro, n. 20, 8th floor, Rio de Janeiro, RJ, hereby informs you as follows:

1 – On July 26, 2018, we received electronically the Form of Acceptance Notice issued by Oi S/A informing us that as a result of the confirmation of Oi S/A´s capital increase we are entitled to receive 34,611,595 American Depositary Share Certificates representing 173,057,975 Oi S/A´s common shares, nominative and without par value. Additionally, we are entitled to receive 2,472,553 American Depositary Warrant Certificates representing 12,362,765 subscription bonuses (warrants), which entitle us to the physical delivery of additional 12,362,765 Oi S/A´s common shares, nominative and without par value.

2 – Due to the confirmation of the Capital Increase of the Company, the share capital of the Company is R$32,038,471,375.00, divided in 2,340,060,505 shares, of which 2,182,333,264 are common shares and 157,727,241 are preferred shares, all nominative and with no par value. The Company has issued additional 116,480,467 warrants representing the right to subscribe additional 116,480,467 common, nominative and without par value shares. The total number of shares plus warrants is thus 2,456,540,972.

3 – Therefore, our entitled holding currently represents 7,40% of the total issued and outstanding shares in the Company and 7,55% of the total shares and warrants issued by the Company.

4 – We inform you that: we hold our investment in Oi S/A Unsecured Credits as part of our financial asset´s portfolio management. Our investment does not intend to change the composition of the control or the management structure of the Company.

To the best of our knowledge, we disclosed all information required under Instruction CVM 358/02.

Best Regards,

York Global Finance Fund LP

Through its Brazilian attorney and representative”

Rio de Janeiro, July 30, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer